Exhibit 99.1

Marchex Announces Special Cash Dividend for Common Stock

(SEATTLE)—December 12, 2017 – Marchex, Inc. (NASDAQ:MCHX), a leading provider of call analytics that drive, measure, and convert callers into customers, announced today that the company's Board of Directors has declared a special cash dividend in the amount of $0.50 per share on its common stock. Marchex will pay this dividend on March 21, 2018 to the holders of record as of the close of business on March 8, 2018.

“We’ve made significant strides over the last year in stabilizing our business. While there is more to do, we are focused on unlocking the opportunities for value creation within the call and speech analytics industry,” said Michael Arends, Chief Financial Officer. “Given the strength of our balance sheet, we believe we can issue this dividend while continuing to retain the flexibility to pursue new opportunities. This special dividend is consistent with our sound capital management policies and our commitment to providing a meaningful return to our stockholders.”

Marchex is continuing its strategic review and as part of this review believes there may be opportunities, including potential acquisitions, to create strategic, financial and/or operational advantages and, over time, additional levers for growth, profitability, and diversification.

About Marchex

Marchex understands the best customers are those who call your company - they convert faster, buy more, and churn less. Marchex provides solutions that help companies drive more calls, understand what happens on those calls, and convert more of those callers into customers. Our actionable intelligence strengthens the connection between companies and their customers, bridging the physical and digital world, to help brands maximize their marketing investments and operating efficiencies to acquire the best customers.

Please visit https://www.marchex.com/blog or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the company, its financial information, and its business.

Marchex, Inc.
Investor Relations
Trevor Caldwell, 206-331-3600
ir@marchex.com

Media Inquiries:
Jessie DiMariano

Edelman

206-268-2289

jessie.dimariano@edelman.com